Exhibit 10.24

Peak Holdings LLC

One Old Bloomfield Road

Mountain Lakes, New Jersey 07046

February 27, 2009

Mr. Craig Steeneck

Dear Craig:

In light of recent events impacting the economy and the performance of Peak Holdings LLC (“Holdings”), the Management Committee of Holdings (the “Board”) has decided to modify the terms of your additional incentive bonus opportunity, and as such, the letter agreement dated June 11, 2007 entered into by and between you and Holdings shall be replaced and superseded in its entirety by the terms and subject to the conditions set forth in this letter agreement. This bonus opportunity is intended to modify the Target Annual Bonus set forth in that certain employment agreement entered into by and between you and Crunch Holding Corp. (the “Company”), dated April 2, 2007 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1. Enhanced Target Annual Bonus. Commencing in fiscal 2009, for each fiscal year in which the Company achieves the EBITDA targets set forth in the “Management Case” of Exhibit A hereto (the “Management Case EBITDA Targets”), your Target Annual Bonus will be increased from 75% of your Base Salary to 100% of your Base Salary (the “Enhanced Target Annual Bonus”) and your maximum Annual Bonus will be increased to not less than 200% of your Base Salary.

2. “Negative” Discretion. Notwithstanding the foregoing or anything else contained herein to the contrary, for each fiscal year, the Compensation Committee of the Board in consultation with the Chief Executive Officer of the Company may, in its sole and absolute discretion (despite the achievement of the Management Case EBITDA Targets), reduce your Enhanced Target Annual Bonus to an amount between 100% of your Base Salary and the Annual Target Bonus percentage set forth in your Employment Agreement (currently 75%) based on its assessment of the quality of EBITDA achieved (including, without limitation, such factors as level of marketing spend, gross margins and cash flow), any extraordinary business developments or any other factors it deems relevant. In the event of any such reduction, you will be given Notice of such decision not less than ten (10) days prior to the date Annual Bonuses are paid for such fiscal year. In such case, the Target Annual Bonus percentage as set forth in the Employment Agreement will apply, as modified by the foregoing provisions of this Section 2 for that fiscal year.

3. Interpretation. The Board shall be empowered to make all determinations or interpretations consistent with Sections 1 and 2 of this letter agreement, which determinations and interpretations shall, if made in good faith, be binding and conclusive on you and the Company.

4. Transferability. None of your rights under this letter agreement may be assigned, transferred, pledged or otherwise disposed of, other than by your will or under the laws of descent and distribution.

5. Withholding. The Company shall be authorized to withhold from the payment of any Retention Bonus that may become payable hereunder, the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

6. Governing Law/Counterparts. The validity, construction, and effect of this letter agreement shall be determined in accordance with the laws of the State of Delaware. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your agreement to the foregoing by executing this letter agreement where indicated below.

PEAK HOLDINGS LLC

By:	/s/ Shervin Korangy
Name:	Shervin Korangy
Title:	Vice President

CRUNCH HOLDING CORP.

By:	/s/ M. KELLEY MAGGS
Name:	M. Kelley Maggs
Title:	Secretary

Agreed and acknowledged as of this 27th day of February, 2009

/s/ CRAIG STEENECK
Craig Steeneck

Attachment A

	Base Case				Management Case
	2009	2010	2011		2009	2010	2011
EBITDA*				EBITDA*

*	Dollars in the millions.